Exhibit 99.1
PRIMUS GUARANTY COMPLETES BLOCK TRADE
Hamilton, Bermuda — December 16, 2009 — Primus Guaranty, Ltd. (NYSE:PRS) (the “Company”) today announced that it purchased one million of its common shares in a privately negotiated transaction with one of its largest shareholders. The trade settled on December 14, 2009. The Company agreed to pay $3.20 per share for a total cost of $3.2 million.
The block trade was conducted under the Company’s previously announced share and debt repurchase program. All shares purchased under the program will be retired. Since the repurchase program’s inception in 2008, the Company has purchased 7.9 million of its common shares for a total cost of approximately $13.3 million and 1.2 million of its 7% Senior Notes for a total cost of approximately $11.5 million.
About Primus Guaranty
Primus Guaranty, Ltd. is a Bermuda company with operations in New York, Boston and London. Through its subsidiaries, the company is a leading manager of corporate credit assets and provider of credit protection. Primus manages assets in structured credit funds and operating companies, across a range of asset classes — including investment grade, high yield and leveraged loans — using both cash and synthetic instruments.
Safe Harbor Statement
Some of the statements included in this press release and other statements Primus Guaranty may make, particularly those anticipating future financial performance, business prospects, growth and operating strategies, market performance, valuations and similar matters, are forward-looking statements that involve a number of assumptions, risks and uncertainties, which change over time. For those statements, Primus Guaranty claims the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995. Any such statements speak only as of the date they are made, and Primus Guaranty assumes no duty to, and does not undertake to, update any forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements, and future results could differ materially from historical performance. For a discussion of the factors that could affect the company’s actual results please refer to the risk factors identified from time to time in the company’s SEC reports, including, but not limited to, Primus Guaranty’s Annual Report on Form 10-K, as filed with the U.S. Securities and Exchange Commission.

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